SCHEDULE A

WELLS FARGO FUNDS MANAGEMENT

INVESTMENT MANAGEMENT AGREEMENT

WELLS FARGO FUNDS TRUST

Wells Fargo Funds Trust	Fee as % of Avg. Daily Net Asset Value
Emerging Markets Bond Fund	0.00*
Factor Enhanced Emerging Markets Fund	0.00*
Factor Enhanced International Fund	0.00*
Factor Enhanced Large Cap Fund	0.00*
Factor Enhanced Small Cap Fund	0.00*
High Yield Corporate Bond Fund	0.00*
International Government Bond Fund[1]	0.00*
Low Volatility U.S. Equity Fund	First $1B Next $4B Next $5B Over $10B	0.40 0.375 0.34 0.33
Small Cap Core Fund	First 500M Next 500M Next 1B Next 1B Next 1B Next 1B Next 5B Over 10B	0.85 0.825 0.80 0.775 0.75 0.73 0.72 0.71
U.S. Core Bond Fund	0.00*

Schedule A Amended:  August 16, 2017

The foregoing fee schedule is agreed to as of August 16, 2017 and shall remain in effect until changed in writing by the parties.

WELLS FARGO FUNDS TRUST

By:

     Andrew Owen

     President

WELLS FARGO FUNDS MANAGEMENT, LLC

By:
Paul Haast

     Senior Vice President

* The Fund is not subject to a dormant investment management fee under Section 10(c) of this Agreement.

1. On August 16, 2017 the Board of Trustees of Wells Fargo Funds Trust approved the establishment of a new intuitive investor feeder fund, the International Government Bond Fund, effective on or about November 1, 2017.